Exhibit 99

CONTACT: REGIS CORPORATION:
Mark Fosland — SVP, Finance and Investor Relations
952-806-1707

For Immediate Release

REGIS REPORTS THIRD QUARTER 2013 RESULTS

MINNEAPOLIS, May 7, 2013 — Regis Corporation (NYSE:  RGS), a leader in the haircare industry, whose primary business is owning, operating and franchising hair salons, today reported results for its fiscal third quarter ended March 31, 2013 versus the prior year as noted below.  As a reminder, references made to discrete items were formerly referred to as non-operational items in previous earnings releases, and references made to financial measures, as adjusted, were formerly referred to as operational measures in previous earnings releases.

•                  Sales of $504.9 million, a decrease of 5.8%. Same-store sales declined 1.4%.

•                  Same-store service sales declined 0.3%.

•                  GAAP net income of $2.4 million.  GAAP net income including discontinued operations per diluted share (Diluted EPS) of $0.04.

•                  Diluted EPS, as adjusted, of $0.01 compared to $0.29.

•                  Current year earnings were reduced by approximately $0.12 per share due to two fewer sales days in the quarter, increased labor costs primarily associated with increased stylist hours, increased retail product costs primarily associated with clearance sales and reduced equity in earnings of Empire Education Group.

•                  Prior year earnings included $0.03 per share, representing equity in earnings of Provalliance (sold in the current year first quarter) and  tax benefits realized primarily due to the release of income tax reserves and increased Work Opportunity tax credits .

•                  EBITDA, as adjusted, of $26.8 million compared to $52.1 million.

•                  Current year was reduced by approximately $10.0 million due to two fewer sales days in the quarter, increased labor costs primarily associated with increased stylist hours and increased retail product costs from clearance sales.

•                  Several additional factors impacted the decline in EBITDA, including same-store sales declines of 1.4%, increased costs in connection with our new point of sale system and salon work stations, and increased salon repairs and maintenance expense.

•                  The current year quarter includes net discrete after-tax income of $1.7 million, mainly from earnings from discontinued operations and Work Opportunity tax credits, partly offset by accelerated depreciation and senior management restructuring costs.  The prior year quarter includes $19.3 million of net discrete after-tax expense.

•                  All periods presented reflect the reclassification of our Hair Restoration segment to discontinued operations.  During the current quarter, the Hair Restoration segment generated earnings of $0.03 per diluted share.  The Company completed the sale of this business on April 9, 2013.  At the closing of the sale, the Company received $162.8 million, which was the purchase price of $163.5 million adjusted for the preliminary working capital provision.

“Service traffic is the engine of our business and accounts for over 75% of our revenue.  My primary focus over the past six months has been to reverse  the decline in service traffic Regis has been experiencing over the past several years,” said Dan Hanrahan, President and Chief Executive Officer.  “This focus is producing positive results.  We have slowed the revenue decline in same-store sales and are generating sequential improvement in our service business.  Third quarter consolidated same-store service sales declined 0.3%, which improved 120 basis points from second quarter and 270 basis points from first quarter.

“We made the decision to invest in salon hours, focusing mainly on our SmartStyle salons located in Walmart and our Supercuts salons as these are our biggest assets.  Both groups posted positive same-store service sales in the quarter, with SmartStyle and Supercuts increasing revenue 2.6% and 1.3%, respectively.   Traffic trends in the quarter were varied and we benefited from an early Easter.  We made the decision to invest in stylist hours, recognizing it would have a negative impact on margins in the short term.  I view these lower margins as a temporary and necessary investment  to improve the guest experience and help  bring guests back to our brands. We did make progress on our scheduling optimization initiative, which helped us narrow the gap between staffing and guest traffic and improved third quarter cost of service by 50 basis points when compared to second quarter.”

Mr. Hanrahan continued, “Over the last nine months I spent most of my time in the field, visiting our top performing stores, and consulting with our best operators and franchisees, and I have seen in action what works.  We are applying these learnings and beginning to build a foundation that is necessary to turnaround our business.  As we said on the last call, our mission is to create guests for life.  To achieve our mission we need to make foundational changes to improve our guest and stylist experience, simplify and standardize operating processes and drive ownership behaviors inherent in a performance-based culture that capitalizes on the revenue and profitability potential of each salon, one guest at a time.”

Examples of foundational changes discussed by Mr. Hanrahan include the following:

•                  Stylist Hours.  Stylists are the Company’s most important and productive assets.  When the Company reduces stylist hours, its revenue generating capability declines.  More importantly, by cutting hours, wait times increase which reduces the quality of the guest experience. To the detriment of profitability, the Company continued investing in stylist hours to help drive traffic and improve the guest experience.  Investments were made primarily in SmartStyle and Supercuts salons, and the Company is beginning to see improvements in guest traffic, especially in these brands.

•                  Optimization.  To improve the return on the investment in stylist hours, the Company is focused on balancing these hours with demand patterns in guest traffic, referred to as optimization.  Historically, the Company did not manage the business to optimize salon schedules.  Regis is driving towards making scheduling optimization a core competency.  Last November, a scheduling tool was rolled out to our salons, and the Company improved the balance between hours and sales during the third quarter and will continue to focus on this area.

•                  Technology.  Historically, the Company did not utilize technology to drive traffic, create guest loyalty or measure guest satisfaction. During the fourth quarter, the Company will complete the rollout of SuperSalon, a new point of sale system, and salon work stations in well over 90% of North American salons.  This will significantly enhance guest relationship management capabilities, improve communications with our salons, facilitate delivery of training to stylists and provide improved salon level analytics on guest retention, stylist productivity and salon performance.

•                  Organization.  Having the right organization structure and people in place to drive these changes is critical to the Company’s success.  The Company’s current organizational structure has too many layers of management, which restricts local level execution and agility.  We are following the lead of our top performing franchisees and operators and restructuring our field operations.   The restructuring of the field organization is currently underway and will reduce the span of control, improve geographic alignment, enable more localized decision making, incent ownership behaviors and provide long-term career paths for our employees.  We remain focused on the guest experience training program which delivers on critical points of service.

•                  Merchandising.  While the Company’s efforts have been devoted to the service engine, recent attention has been focused on plan-o-gram standardization and product rationalization, in an effort to simplify and manage our ongoing inventory investment.  The Company has rolled out simplified and standardized plan-o-grams in approximately 20 salons in an effort to develop the best product assortment.  Simplification and standardization will make it easier for guests to shop and stylists to sell retail products, improve salon appearance, reduce inventory management time and enable distribution efficiencies.  In anticipation of simplifying on a broader basis, the Company offered clearance sales during the third quarter that will continue through the balance of this fiscal year.

•                  Disposals.  During the fiscal year, Regis completed the sale of its Provalliance and Hair Club businesses for approximately $266 million, and will continue to review its portfolio and shed non-core properties to the extent they enable simplification and focus on core businesses.

Mr. Hanrahan concluded, “While these initiatives have made progress and we are beginning to simplify our business for long-term success, we are still in the early stages of a challenging turnaround.  I remain optimistic about recent improvements in sales trends and, as I mentioned last quarter, changing the strategic direction of any established business requires investment, execution and time.  We are focused on creating an ideal guest experience that drives loyalty and repeat business, developing, retaining and attracting the best stylists and optimizing our brand portfolio.   I remain extremely confident about our ability to improve Regis’ long-term performance.”

Comparable Profitability Measures (1)

	Three Months Ended March 31,		Nine Months Ended March 31,		Fiscal Years Ended June 30,
	2013	2012	2013	2012	2012	2011
	(Dollars in Millions)
Revenue	$504.9	$535.9	$1,516.5	$1,593.4	$2,122.2	$2,180.2

Revenue decline %	(5.8)	(1.7)	(4.8)	(2.0)	(2.7)	(1.6)

Same-Store Sales %	(1.4)	(3.9)	(2.1)	(3.5)	(3.5)	(1.9)
Same-Store Average Ticket % Change	1.0	(0.4)	0.6	(0.5)	(0.6)	1.0
Same-Store Guest Count % Change	(2.4)	(3.5)	(2.7)	(3.0)	(2.9)	(2.9)

Cost of Service and Product % (2)	58.1	56.3	58.0	55.8	55.8	55.9
Cost of Service % (2)	59.8	58.0	59.7	57.3	57.3	57.4
Cost of Product % (2)	51.6	50.3	51.5	50.1	50.4	50.3

Site operating expense as % of total revenues, U.S. GAAP reported	10.6	9.5	10.3	9.9	9.8	9.7
Site operating expense as % of total revenues, as adjusted	10.6	9.5	10.4	9.9	9.7	9.7

General and administrative as % of total revenues, U.S. GAAP reported	11.2	11.2	11.1	11.8	11.8	13.1
General and administrative as % of total revenues, as adjusted	11.1	10.2	11.0	11.2	11.0	11.3

Operating income (loss) as % of total revenues, U.S. GAAP reported	0.7	4.3	1.4	2.8	(0.1)	(0.7)
Operating income as % of total revenues, as adjusted	1.0	5.5	1.5	4.4	4.6	4.5

EBITDA	28.6	33.8	114.9	60.3	14.7	101.3
EBITDA, as adjusted	26.8	52.1	88.3	139.8	191.4	195.3

1)             As of September 30, 2012, the Company classified the results of operations of the Hair Restoration Centers segment as discontinued operations. Beginning with the first quarter ended September 30, 2012, the Company reclassified certain salon marketing and advertising expenses that were previously within cost of service and general and administrative expense to site operating expense.  All periods presented reflect the Hair Restoration Centers segment operations as discontinued operations and the reclassifications that were made during the quarter ended September 30, 2012.

2)             Excludes depreciation and amortization.

Third Quarter Results:

Revenues.  Revenues for the quarter declined $31.0 million, or 5.8%, compared to the prior year quarter.

Service revenues during the quarter were $392.1 million, a decrease of $20.8 million, or 5.0%, from the prior year quarter, mainly driven by declines in North American salons.  North American service revenues for the quarter were $370.7 million, a decrease of $19.5 million, or 5.0%, compared to the same period last year.  Compared to the prior year quarter, North American same-store service sales declined 0.4%, comprised of a 1.7% decrease in guest counts and 1.3% increase in average ticket price.  Management estimates that the shift in Easter from April to March positively impacted same-store service sales by approximately 70 basis points.  Net changes in store counts and two fewer sales days drove the remaining 4.6% decrease compared to the prior year quarter.

Product revenues for the quarter were $103.2 million, a decrease of $9.9 million, or 8.8%, versus the same period last year.  Product same-store sales declined 5.2%.

Royalties and fees for the quarter of $9.6 million decreased $0.2 million, or 2.1%, versus the prior year quarter.

Cost of Service and Product.  Cost of service and product as a percent of service and product revenues for the third quarter increased 180 basis points to 58.1% compared to the prior year quarter.

Cost of service as a percent of service revenues for the quarter was 59.8%, an increase of 180 basis points compared the prior year quarter, primarily related to increased salon labor costs in North American salons and increased holiday pay due to the shift of the Easter holiday from April last year to March this year.  The increase in salon labor costs was due to the Company’s continued decision to increase stylist hours to drive traffic.  The Company is working to improve scheduling optimization which will help align changes to salon hours with changes in guest traffic.

Cost of product as a percent of product revenues for the quarter was 51.6%, an increase of 130 basis points compared to the prior year quarter, largely driven by clearance sales.  We made a conscious decision to mark down salon inventories in anticipation of plan-o-gram standardization and simplification across over 7,000 salons and product rationalization initiatives planned for next fiscal year.  While this activity increases our cost of product rate as a percentage of product revenues, marking down inventories yields higher cash returns than the Company’s past practice of repackaging and returning these products to our distribution centers for restocking, disposal or return to vendors.  We expect to continue this clearance program in the fourth quarter of fiscal 2013.

Site Operating Expenses.  Site operating expenses for the quarter of $53.7 million, or 10.6% of revenues, increased by $3.0 million or 5.8% compared to the same quarter last year.   The increase was primarily driven by increased connectivity costs to support the Company’s new point of sale system and salon work stations, advertising costs and higher salon repairs and maintenance expense.

General and Administrative.  General and administrative expenses for the quarter of $56.8 million, or 11.2% of revenues, decreased $3.5 million, or 5.7%, compared to the same quarter last year.  Excluding the impact of discrete items in both periods, general and administrative expenses, as adjusted, for the quarter increased $1.3 million, or 2.3%, compared to the same quarter last year, representing an 90 basis point increase as a percent of revenues.  It is important to note that the current quarter has begun to lap significant cost reductions made in the same quarter last year when the Company implemented its senior management restructuring and corporate workforce reduction.  While general and administrative expenses, as adjusted, during the third quarter were consistent with the first half of our fiscal year, we remain focused on simplification to drive further cost efficiencies.

Rent.  Rent expense for the quarter was $80.8 million, or 16.0% of revenues, representing an increase of 70 basis points over the same quarter last year, primarily the result of negative leverage due to decreases in same-store sales.  Rent expense declined by $1.4 million, or 1.7%, compared to the same quarter last year, due to store closures.

Depreciation and Amortization.  Depreciation and amortization for the quarter was $22.7 million, or 4.5% of revenues, compared to $23.5 million, or 4.4% of revenues in the prior quarter.  Excluding the impact of discrete items in both years, depreciation and amortization increased 20 basis points versus the prior year quarter.

Income Taxes.  During the three months ended March 31, 2013, the Company recognized a tax benefit, as adjusted, of approximately $1.0 million primarily relating to Work Opportunity tax credits.

Equity in Affiliates.  Income from equity method investments and affiliated companies was $1.2 million in the third quarter of fiscal 2013, a decrease of $1.2 million over the as adjusted amount for the third quarter of fiscal 2012.  The reduction in earnings is the result of the Company’s sale of its investment in Provalliance and reduced earnings at Empire Education Group due to declining student enrollment.

EBITDA.  EBITDA for the quarter of $28.6 million decreased by $5.2 million, or 15.5%, compared to the prior year quarter.  Excluding the impact of discrete items, EBITDA, as adjusted, for the quarter of $26.8 million decreased by $25.3 million, or 48.5% compared to the prior year quarter.

Discrete Items.  Discrete income for the current quarter netted to $1.7 million on an after-tax basis, and consisted of the following after-tax items:

•                  Senior management restructuring costs of $0.5 million primarily related to severance.

•                  Accelerated depreciation of $0.5 million associated with a leased building at the Company’s headquarters.

•                  Income tax benefit of $1.2 million related to the retroactive reenactment of Work Opportunity tax credits.

•                  Earnings from discontinued operations of $1.5 million related to the Company’s Hair Restoration segment.

A complete reconciliation of reported earnings to adjusted earnings is included in this press release and is available on the Company’s website at www.regiscorp.com.

Regis Corporation will host a conference call and presentation via webcast discussing third quarter results today, May 7, 2013, at 10 a.m., Central time. Interested parties are invited to participate in the live webcast by logging on to www.regiscorp.com or participate by phone by dialing 877-941-8631.  A replay of the presentation will be available later that day. The replay phone number is 800-406-7325, access code 4615164#.

About Regis Corporation

Regis Corporation (NYSE:RGS) a leader in beauty salons and cosmetology education. As of March 31, 2013, the Company owned, franchised or held ownership interests in approximately 10,000 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, SmartStyle, MasterCuts, Regis Salons, Sassoon Salon, Cost Cutters and Cool Cuts 4 Kids. Regis maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan.  For additional information about the Company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include the impact of management and organizational changes; the Company’s dependence on same-store sales increases to increase revenue; the impact on the Company of healthcare reform and minimum wage legislation; successful deployment of point-of-sale and guest relationship management systems; competition within the personal hair care industry, which remains strong, both domestically and internationally; price sensitivity; changes in economic conditions; changes in consumer tastes and fashion trends;  the ability of the Company to implement its planned spending and cost reduction plan and to continue to maintain compliance with financial covenants in its credit agreements; the Company’s reliance on management information systems; the ability of the Company to retain and attract stylists; labor and benefit costs; legal claims; the continued ability of the Company and its franchisees to obtain suitable locations and financing for new salon development and to maintain satisfactory relationships with landlords and other licensors with respect to existing locations; governmental initiatives such as minimum wage rates, taxes, unionization and possible franchise legislation; the ability of the Company to optimize its brand portfolio and integrate salons that support its growth objectives; the ability of the Company to maintain satisfactory relationships with suppliers; financial performance of our joint ventures; risk inherent to international developments (including currency fluctuations); or other factors not listed above. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(Dollars in thousands, except per share data)

	March 31, 2013	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$180,309	$111,943
Receivables, net	32,734	28,954
Inventories	148,493	142,276
Deferred income taxes	18,051	14,503
Income tax receivable	19,198	14,098
Other current assets	47,939	55,903
Current assets held for sale	17,222	17,000
Total current assets	463,946	384,677

Property and equipment, net	307,295	305,799
Goodwill	462,333	462,279
Other intangibles, net	22,154	23,395
Investment in and loans to affiliates	43,308	160,987
Other assets	61,747	59,488
Long-term assets held for sale	181,009	175,221

Total assets	$1,541,792	$1,571,846

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Long-term debt, current portion	$29,044	$28,937
Accounts payable	67,721	47,890
Accrued expenses	133,265	157,026
Current liabilities related to assets held for sale	18,503	18,120
Total current liabilities	248,533	251,973

Long-term debt and capital lease obligations	239,593	258,737
Other noncurrent liabilities	162,252	143,972
Long-term liabilities related to assets held for sale	30,356	28,007
Total liabilities	680,734	682,689

Shareholders’ equity:
Common stock, $0.05 par value; issued and outstanding 56,712,570 and 57,415,241 common shares at March 31, 2013 and June 30, 2012, respectively	2,836	2,871
Additional paid-in capital	333,920	346,943
Accumulated other comprehensive income	21,850	55,114
Retained earnings	502,452	484,229

Total shareholders’ equity	861,058	889,157

Total liabilities and shareholders’ equity	$1,541,792	$1,571,846

REGIS CORPORATION (NYSE: RGS)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

 (Dollars and shares in thousands, except per share data amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
Revenues:
Service	$392,149	$412,973	$1,173,851	$1,232,015
Product	103,222	113,153	313,742	332,826
Royalties and fees	9,566	9,775	28,869	28,544
	504,937	535,901	1,516,462	1,593,385
Operating expenses:
Cost of service	234,321	239,413	701,114	706,470
Cost of product	53,276	56,864	161,472	166,894
Site operating expenses	53,737	50,783	155,956	157,060
General and administrative	56,800	60,256	168,467	188,768
Rent	80,761	82,170	242,815	247,595
Depreciation and amortization	22,734	23,465	65,334	82,708
Total operating expenses	501,629	512,951	1,495,158	1,549,495

Operating income	3,308	22,950	21,304	43,890

Other income (expense):
Interest expense	(6,356)	(6,790)	(19,834)	(21,353)
Interest income and other, net	(62)	121	35,151	4,090

(Loss) income before income taxes and equity in income (loss) of affiliated companies	(3,110)	16,281	36,621	26,627

Income taxes	2,850	(4,946)	(1,221)	(6,698)
Equity in income (loss) of affiliated companies, net of income taxes	1,156	(15,213)	(15,976)	(6,284)

Income (loss) from continuing operations	896	(3,878)	19,424	13,645

Income (loss) from discontinued operations, net of taxes	1,465	2,509	9,095	(64,104)

Net income (loss)	$2,361	$(1,369)	$28,519	$(50,459)

Net income (loss) per share:
Basic:
Income (loss) from continuing operations	0.02	(0.07)	0.34	0.24
Income (loss) from discontinued operations	0.03	0.04	0.16	(1.12)
Net income (loss) per share, basic(1)	$0.04	$(0.02)	$0.50	$(0.88)
Diluted:
Income (loss) from continuing operations	0.02	(0.07)	0.34	0.24
Income (loss) from discontinued operations	0.03	0.04	0.16	(1.12)
Net income (loss) per share, diluted(1)	$0.04	$(0.02)	$0.50	$(0.88)

Weighted average common and common equivalent shares outstanding:
Basic	56,345	57,053	56,816	57,029
Diluted	56,500	57,053	56,928	57,236

Cash dividends declared per common share	$0.06	$0.06	$0.18	$0.18

(1)                         Total is a recalculation; line items calculated individually may not sum to total due to rounding.

REGIS CORPORATION (NYSE: RGS)

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE (LOSS) INCOME (Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
Net income (loss):	$2,361	$(1,369)	$28,519	$(50,459)
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments:
Foreign currency translation adjustments during the period	(4,259)	6,967	601	(15,675)
Reclassification adjustments for gains included in net income (loss)	—	—	(33,842)	—
Net current period foreign currency translation adjustments	(4,259)	6,967	(33,241)	(15,675)
Change in fair market value of financial instruments designated as cash flow hedges	—	(16)	(23)	341
Other comprehensive (loss) income:	(4,259)	6,951	(33,264)	(15,334)
Comprehensive (loss) income:	$(1,898)	$5,582	$(4,745)	$(65,793)

REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW (Unaudited)
(Dollars in thousands)

	Nine Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$28,519	$(50,459)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	65,823	92,510
Equity in loss of affiliated companies	15,348	5,688
Deferred income taxes	14,855	(4,981)
Accumulated other comprehensive income reclassification adjustments	(33,842)	—
Goodwill impairment	—	78,426
Stock-based compensation	4,723	6,065
Amortization of debt discount and financing costs	5,336	4,974
Other noncash items affecting earnings	1,500	925
Changes in operating assets and liabilities, excluding the effects of acquisitions	(20,522)	(30,104)
Net cash provided by operating activities	81,740	103,044

Cash flows from investing activities:
Capital expenditures	(72,554)	(65,619)
Proceeds from sale of assets	220	405
Asset acquisitions, net of cash acquired	—	(2,225)
Proceeds from loans and investments	131,054	2,315
Restricted cash used to collateralize insurance reserves	(24,500)	—
Net cash provided by (used in) investing activities	34,220	(65,124)

Cash flows from financing activities:
Borrowings on revolving credit facilities	5,200	427,800
Payments on revolving credit facilities	(5,200)	(427,800)
Repayments of long-term debt and capital lease obligations	(22,985)	(23,801)
Repurchase of common stock	(14,868)	—
Dividends paid	(10,310)	(10,405)
Net cash used in financing activities	(48,163)	(34,206)

Effect of exchange rate changes on cash and cash equivalents	569	(2,394)

Increase in cash and cash equivalents	68,366	1,320

Cash and cash equivalents:
Beginning of period	111,943	96,263
End of period	$180,309	$97,583

SAME-STORE SALES (1):

	For the Three Months Ended
	March 31, 2013			March 31, 2012
	Service	Product	Total	Service	Product	Total
Regis Salons	(2.6)%	(3.4)%	(2.7)%	(6.1)%	1.1%	(4.8)%
MasterCuts	(3.1)	(11.7)	(4.7)	(5.8)	4.3	(3.9)
Supercuts	1.3	(3.7)	0.7	(0.3)	2.3	0.0
Promenade	(1.4)	(3.4)	(1.7)	(2.6)	(1.0)	(2.5)
SmartStyle	2.6	(4.2)	0.3	(6.2)	(2.9)	(5.1)
North America Same-Store Sales	(0.4)%	(4.5)%	(1.2)%	(4.1)%	(0.8)%	(3.5)%

International Same-Store Sales	0.6%	(13.7)%	(4.3)%	(9.3)%	(12.7)%	(10.6)%

Consolidated Same-Store Sales	(0.3)%	(5.2)%	(1.4)%	(4.4)%	(2.0)%	(3.9)%

	For the Nine Months Ended
	March 31, 2013			March 31, 2012
	Service	Product	Total	Service	Product	Total
Regis Salons	(3.2)%	(3.2)%	(3.2)%	(5.1)%	1.9%	(3.9)%
MasterCuts	(4.0)	(6.1)	(4.4)	(4.5)	(2.1)	(3.3)
Supercuts	1.1	(1.9)	0.7	(0.4)	(1.7)	(0.6)
Promenade	(2.3)	(4.4)	(2.6)	(2.7)	(3.2)	(2.7)
SmartStyle	(0.3)	(2.7)	(1.1)	(4.5)	(3.6)	(4.2)
North America Same-Store Sales	(1.6)%	(3.3)%	(1.9)%	(3.5)%	(1.8)%	(3.1)%

International Same-Store Sales	(1.6)%	(12.3)%	(5.2)%	(7.4)%	(14.6)%	(9.9)%

Consolidated Same-Store Sales	(1.6)%	(4.0)%	(2.1)%	(3.6)%	(3.1)%	(3.5)%

(1)  Same-store sales are calculated on a daily basis as the total change in sales for company-owned locations which were open on a specific day of the week during the current period and the corresponding prior period. Quarterly same-store sales are the sum of the same-store sales computed on a daily basis. Locations relocated within a one mile radius are included in same-store sales as they are considered to have been open in the prior period. International same-store sales are calculated in local currencies to remove foreign currency fluctuations from the calculation.

REGIS CORPORATION (NYSE: RGS)

System-wide location counts

	March 31, 2013	June 30, 2012
COMPANY-OWNED SALONS:

Regis salons	882	953
MasterCuts	541	569
SmartStyle/Cost Cutters in Walmart Stores	2,484	2,441
Supercuts	1,226	1,228
Promenade	2,029	2,133
Total North American Salons	7,162	7,324
Total International Salons (1)	371	398
Total, Company-owned salons	7,533	7,722

FRANCHISE SALONS:

SmartStyle/Cost Cutters in Walmart Stores	123	122
Supercuts	1,088	1,040
Promenade	849	854
Total North American Salons	2,060	2,016
Total International Salons (1)	—	—
Total, Franchise salons	2,060	2,016

HAIR RESTORATION CENTERS (2):

Company-owned hair restoration centers	71	69
Franchise hair restoration centers	29	29

OWNERSHIP INTEREST LOCATIONS:

Equity ownership interest locations	246	2,811

Grand Total, System-wide	9,939	12,647

(1) Canadian and Puerto Rican salons are included in the North American salon concepts and not included in the International salon totals.

(2) On April 9, 2013 the Company sold its 71 company-owned hair restoration centers and 29 franchise hair restoration centers. The Hair Restoration Centers results of operations are reported as discontinued operations for all periods presented.

Non-GAAP Reconciliations

We believe our presentation of non-GAAP operating income, net income, net income per diluted share, and other non-GAAP financial measures provides meaningful insight into our ongoing operating performance and an alternative perspective of our results of operations. Presentation of the non-GAAP measures allows investors to review our core ongoing operating performance business from the same perspective as management and Board of Directors. These non-GAAP financial measures provide investors an enhanced understanding of our operations, facilitate investors’ analysis and comparisons of our current and past results of operations and provide insight into the prospects of our future performance.  We also believe that the non-GAAP measures are useful to investors because they provide supplemental information that research analysts frequently use to analyze financial performance.

The method we use to produce non-GAAP results is not in accordance with U.S. GAAP and may differ from methods used by other companies.  These non-GAAP results should not be regarded as a substitute for the corresponding U.S. GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business.  Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with U.S. GAAP and the reconciliation of the selected U.S. GAAP to non-GAAP financial measures, which are located in the Investor Information section of the corporate website at www.regiscorp.com.

Non-GAAP reconciling items for the three and nine months ended March 31, 2013 and 2012 and fiscal years ended June 30, 2012 and 2011:

The following information is provided to give qualitative and quantitative information related to items impacting comparability.  Items impacting comparability are not defined terms within U.S. GAAP.  Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.  We determine which items to consider as “items impacting comparability” based on how management views our business, makes financial, operating and planning decisions and evaluates the Company’s ongoing performance. The following items have been excluded from our non-GAAP results:

•                  Self-insurance reserves adjustments associated with our prior year reserves.

•                  Expense associated with senior management restructuring charges.

•                  Bad debt expense and recovery associated with the outstanding note receivable with Pure Beauty.

•                  Advisory fees and other costs associated with the fiscal year 2011 contested proxy.

•                  Accelerated depreciation we recorded related to our corporate office consolidation and point-of-sale system.

•                  Income associated with legal settlements.

•                  Recognition in earnings of amounts previously classified within accumulated other comprehensive income (AOCI) that were associated with the liquidation of foreign entities denominated in the Euro.  The Company completed the sale of its investment in Provalliance during the three months ended September 30, 2012 and subsequently liquidated all foreign entities with Euro denominated operations.

•                  Impairment recorded on our investment in Empire Education Group and intangible asset impairment recorded by Empire Education Group.

•                  Other than temporary impairment recorded on our investment in Provalliance, partially offset by a gain recorded for the reduction in the fair value of the equity put option associated with our investment in Provalliance. Discrete charges recorded by Provalliance.

•                  Operations of our Hair Restoration Centers and professional fees associated with the disposition of our Hair Restoration Centers. On April 9, 2013, the Company completed the sale of the Hair Restoration Centers.

•                  Sales and use tax audit accrual adjustments.

•                  Expense associated with field restructuring charges.

•                  Expense associated with amending our deferred compensation plan.

•                  Fees associated with exploration of strategic alternatives during fiscal year 2011.

•                  Goodwill impairment charges related to our Regis salon and Promenade salon concepts.

•                  Tax benefit for the release of income tax reserves related to our previous ownership in Trade Secret, Inc.

•                  Tax benefit associated with prior year Work Opportunity Tax Credits.

The non-GAAP tax provision adjustments related to the amounts excluded from our non-GAAP results are due to the change in non-GAAP taxable income as compared to U.S. GAAP taxable income or loss, resulting from the non-GAAP reconciling items addressed herein.  The non-GAAP tax provision adjustments are made to reflect the year-to-date non-GAAP tax rate for each period. The non-GAAP weighted average shares adjustments are due to the change in non-GAAP net income as compared to the U.S. GAAP net income or loss, resulting from the non-GAAP reconciling items addressed herein. Non-GAAP net income per share reflects the weighted average shares associated with non-GAAP net income, which may included the dilutive effect of common stock and convertible share equivalents.

REGIS CORPORATION
 Reconciliation of selected U.S. GAAP to non-GAAP financial measures
 (Dollars in thousands, except per share data)

(unaudited)

Reconciliation of U.S. GAAP operating income and net income (loss) to equivalent non-GAAP measures

		Three Months Ended March 31,		Nine Months Ended March 31,
	U.S. GAAP financial line item	2013	2012	2013	2012
U.S. GAAP revenue		$504,937	$535,901	$1,516,462	$1,593,385

U.S. GAAP operating income		$3,308	$22,950	$21,304	$43,890

Non-GAAP operating expense adjustments:
Self-insurance reserves adjustments	Site operating expense	—	—	(1,127)	—
Senior management restructure	General and administrative	859	5,595	1,851	7,944
Self-insurance reserves adjustments	General and administrative	—	—	5	—
Pure Beauty note receivable recovery	General and administrative	—	—	(333)	—
Proxy fees	General and administrative	—	—	—	2,225
Corporate office consolidation accelerated depreciation	Depreciation and amortization	746	—	746	—
Point-of-sale accelerated depreciation	Depreciation and amortization	—	1,112	—	16,149
Total non-GAAP operating expense adjustments		1,605	6,707	1,142	26,318
Non-GAAP operating income (1)		$4,913	$29,657	$22,446	$70,208

U.S. GAAP net income (loss)		$2,361	$(1,369)	$28,519	$(50,459)

Non-GAAP net income adjustments:
Non-GAAP operating expense adjustments		1,605	6,707	1,142	26,318
Legal settlement	Interest income and other, net	—	—	—	(1,098)
AOCI adjustments	Interest income and other, net	—	—	(33,842)	—
Tax provision adjustments (2)	Income taxes	(1,821)	(2,474)	41	(9,273)
Empire Education Group impairment	Equity in income (loss) of affiliated companies, net of tax	—	—	17,899	—
Provalliance impairment and equity put liability adjustment	Equity in income (loss) of affiliated companies, net of tax	—	17,589	2,048	17,589
Hair Restoration Center discontinued operations	Income (loss) from discontinued operations, net of taxes	(1,465)	(1,410)	(9,095)	65,203
Release of income tax reserve related to discontinued operations	Income (loss) from discontinued operations, net of taxes	—	(1,099)	—	(1,099)
Total non-GAAP net income adjustments		(1,681)	19,313	(21,807)	97,640
Non-GAAP net income		$680	$17,944	$6,712	$47,181

Notes:

(1)   Adjusted operating margins for the three and nine months ended March 31, 2013, were 1.0% and 1.5%, respectively, and are calculated as non-GAAP operating income divided by U.S. GAAP revenue for each respective period. Adjusted operating margins for the three and nine months ended March 31, 2012, were 5.5% and 4.4%, respectively, and are calculated as non-GAAP operating income divided by U.S. GAAP revenue for each respective period.

(2)  Based on a projected statutory effective tax rate analysis, the non-GAAP tax provision was calculated to be approximately 38% for the three and nine months ended March 31, 2013 for all non-GAAP operating expense adjustments, except the AOCI adjustments during the nine months ended March 31, 2013.  The AOCI adjustments are primarily non-taxable. For the three and nine months ended March 31, 2013, the tax provision adjustment also includes the exclusion of a $1.2 million benefit for prior year Work Opportunity Tax Credits. Based on a year-to-date tax rate analysis, the non-GAAP tax provision was calculated to be approximately 37% for the three and nine months ended March 31, 2012 for all non-GAAP operating expense adjustments.

REGIS CORPORATION
 Reconciliation of selected U.S. GAAP to non-GAAP financial measures
 (Dollars and shares in thousands, except per share data)

(unaudited)

Reconciliation of U.S. GAAP net income (loss) per diluted share to non-GAAP net income per diluted share

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012 (2)	2013	2012 (2)
U.S. GAAP net income (loss) per diluted share	$0.042	$(0.024)	$0.501	$(0.882)
Self-insurance reserves adjustments (1)	—	—	(0.012)	—
Senior management restructure (1)	0.010	0.052	0.020	0.073
Pure Beauty note receivable recovery (1)	—	—	(0.004)	—
Proxy fees (1)	—	—	—	0.021
Corporate office consolidation accelerated depreciation (1)	0.008	—	0.008	—
Point-of-sale accelerated depreciation (1)	—	0.010	—	0.149
Legal settlement (1)	—	—	—	(0.010)
AOCI adjustments (1)	—	—	(0.565)	—
Work Opportunity Tax Credits	(0.022)	—	(0.021)	—
Empire Education Group impairment (1)	—	—	0.314	—
Provalliance impairment and equity put liability adjustment (1)	—	0.257	0.036	0.257
Hair Restoration Center discontinued operations	(0.026)	(0.021)	(0.160)	0.953
Release of income tax reserve related to discontinued operations	—	(0.016)	—	(0.016)
Dilutive effect under if-converted method (2) (3)	—	0.034	—	0.236
Non-GAAP net income per diluted share (2) (3) (4)	$0.012	$0.292	$0.118	$0.781

U.S. GAAP Weighted average shares - basic	56,345	57,053	56,816	57,029
U.S. GAAP Weighted average shares - diluted	56,500	57,053	56,928	57,236
Non-GAAP Weighted average shares - diluted (2)	56,500	68,507	56,928	68,437

Notes:

(1)     Based on a projected statutory effective tax rate analysis, the non-GAAP tax provision was calculated to be approximately 38% for the three and nine months ended March 31, 2013 for all non-GAAP operating expense adjustments, except the AOCI adjustments during the nine months ended March 31, 2013.  The AOCI adjustments are primarily non-taxable. Based on a year-to-date tax rate analysis, the non-GAAP tax provision was calculated to be approximately 37% for the three and nine months ended March 31, 2012 for all non-GAAP operating expense adjustments.

(2)         Non-GAAP net income per share reflects the weighted average shares associated with non-GAAP net income, which includes the dilutive effect of common stock and convertible share equivalents. The earnings per share impact of the adjustments for the three months ended March 31, 2012 included additional shares for common stock equivalents of 0.2 million and 11.2  million of convertible shares under the if-converted method. The earnings per share impact of the adjustments for the nine months ended March 31, 2012 included convertible share equivalents of 11.2 million of additional shares under the if-converted method. The impact of the adjustments described above result in the effect of the common stock equivalents and convertible share equivalents to be dilutive to the non-GAAP net income per share.

(3)         For the three and nine months ended March 31, 2012 non-GAAP net income per diluted share, has been calculated under the if-converted method. For the three and nine months ended March 31, 2012, $2.1 and $6.2 million of after tax interest on the convertible debt is added to the non-GAAP net income to determine the non-GAAP net income per diluted earnings per share.

(4)         Total is a recalculation; line items calculated individually may not sum to total due to rounding.

Summary of Pre-Tax, Income Taxes, and Net Income Impact for Q3 FY13 Discrete Items

	Pre-Tax	Income Taxes	Net Income

Senior management restructure	$859	$(322)	$537
Corporate office consolidation accelerated depreciation	746	(280)	466
Work Opportunity Tax Credits	—	(1,219)	(1,219)
Hair Restoration Center discontinued operations	(2,549)	1,084	(1,465)
Total	$(944)	$(737)	$(1,681)

REGIS CORPORATION
 Reconciliation of reported U.S. GAAP net income (loss) to Adjusted EBITDA, a non-GAAP financial measure

(Dollars in thousands)

 (unaudited)

Adjusted EBITDA

EBITDA represents U.S. GAAP net income (loss) for the respective period excluding interest expense, income taxes and depreciation and amortization expense. The Company defines adjusted EBITDA, as EBITDA excluding equity in income (loss) of affiliated companies, and identified items impacting comparability for each respective period. For the three and nine months ended March 31, 2013 and 2012, the items impacting comparability consisted of the items identified in the non-GAAP reconciling items for the respective periods. The impact of the income tax provision adjustments associated with the above items and the accelerated depreciation related to Corporate office consolidation and our point-of-sale system are already included in the U.S. GAAP reported net income (loss) to EBITDA reconciliation, therefore there is no adjustment needed for the reconciliation from EBITDA to operational EBITDA. The impact of the impairment EEG and the net Provalliance impairment and gain for the settlement of a portion of the Provalliance equity put is already included by excluding the impact of the Company’s equity in income (loss) of affiliated companies, net of taxes, as reported.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
Consolidated reported net income (loss), as reported (U.S. GAAP)	$2,361	$(1,369)	$28,519	$(50,459)
Interest expense, as reported	6,356	6,790	19,834	21,353
Income taxes, as reported	(2,850)	4,946	1,221	6,698
Depreciation and amortization, as reported	22,734	23,465	65,334	82,708
EBITDA (as defined above)	$28,601	$33,832	$114,908	$60,300

Equity in (income) loss of affiliated companies, net of income taxes, as reported	(1,156)	15,213	15,976	6,284
Self-insurance reserves adjustments	—	—	(1,122)	—
Senior management restructuring	859	5,595	1,851	7,944
Pure Beauty note receivable recovery	—	—	(333)	—
Proxy fees	—	—	—	2,225
Legal settlement	—	—	—	(1,098)
AOCI adjustments	—	—	(33,842)	—
(Income) loss from discontinued operations, net of taxes, as reported	(1,465)	(2,509)	(9,095)	64,104
Adjusted EBITDA, non-GAAP financial measure	$26,839	$52,131	$88,343	$139,759

REGIS CORPORATION

Reconciliation of reported U.S. GAAP revenue change to same-store sales

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
Revenue decline, as reported (U.S. GAAP)	(5.8)%	(1.7)%	(4.8)%	(2.0)%
Effect of acquisitions	—	(0.4)	—	(0.8)
Effect of new stores and conversions	(1.2)	(1.5)	(1.3)	(1.2)
Effect of franchise revenues	—	(0.1)	—	(0.1)
Effect of foreign currency	0.2	0.2	0.1	(0.2)
Effect of closed salons	3.3	2.4	3.2	2.1
Other	2.1	(2.8)	0.7	(1.3)
Same-store sales, non-GAAP	(1.4)%	(3.9)%	(2.1)%	(3.5)%

REGIS CORPORATION CONSOLIDATED

Reconciliation of selected U.S. GAAP to non-GAAP financial measures
(Dollars in thousands) (unaudited)

	As Reported		Adjusted
	Twelve Months Ended June 30, 2012	Hair Restoration Centers Adjustment (2)	Twelve Months Ended June 30, 2012

Total revenues (1)	$2,273,779	(151,552)	$2,122,227

	As Reported					Non-GAAP
	Twelve Months Ended June 30, 2012	Hair Restoration Centers Adjustment (2)		Reclassifications (2)	Discrete Adjustments (3)	Twelve Months Ended June 30, 2012	% of Revenues (4)
Cost of service (5)	985,154	(42,693)		(790)	—
Cost of product (6)	249,655	(28,020)		—	—
Site operating expenses	198,725	(6,479)		14,785	(840)	206,191	9.7
General and administrative	302,572	(38,943	)(7)	(13,995)	(16,055)	233,579	11.0
Rent	340,805	(9,036)		—	—
Depreciation and amortization	118,071	(13,101)		—	(16,149)	88,821	4.2
Goodwill impairment	146,110	(78,426)		—	(67,684)	—	—
Total operating expenses	$2,341,092	(216,698)		—	(100,728)	$2,023,666	95.4

Operating (loss) income	$(67,313)	65,146		—	100,728	$98,561	4.6

	As Reported		Adjusted
	Twelve Months Ended June 30, 2011	Hair Restoration Centers Adjustment (2)	Twelve Months Ended June 30, 2011

Total revenues (1)	$2,325,869	(145,688)	$2,180,181

	As Reported				Non-GAAP
	Twelve Months Ended June 30, 2011	Hair Restoration Centers Adjustment (2)	Reclassifications (2)	Discrete Adjustments (3)	Twelve Months Ended June 30, 2011	% of Revenues (4)
Cost of service (5)	1,012,868	(39,129)	(845)	—
Cost of product (6)	249,979	(24,788)	—	—
Site operating expenses	197,722	(4,318)	17,819	564	211,787	9.7
General and administrative	339,857	(37,038)	(16,974)	(39,212)	246,633	11.3
Rent	342,286	(9,227)	—	—
Depreciation and amortization	105,109	(12,958)	—	—
Goodwill impairment	74,100	—	—	(74,100)	—	—
Total operating expenses	$2,321,921	(127,458)	—	(112,748)	$2,081,715	95.5

Operating income	$3,948	(18,230)	—	112,748	$98,466	4.5

(1)         The twelve months ended June 30, 2012 and 2011 did not include any discrete adjustments to U.S. GAAP revenues.

(2)         As of September 30, 2012, the Company classified the results of operations of the Hair Restoration Centers as discontinued operations. Beginning with the first quarter ended September 30, 2012, the Company reclassified certain salon marketing and advertising expenses that were previously within cost of service and general and administrative expense to site operating expense.  All periods presented reflect the Hair Restoration Centers operations as discontinued operations and the reclassifications that were made during the quarter ended September 30, 2012

(3)         The discrete adjustments column represents the items impacting comparability identified in the non-GAAP reconciling items for the twelve months ended June 30, 2012 and 2011.

(4)         Computed as a percent of total adjusted revenues.

(5)         Computed as a percent of service revenues and excludes depreciation expense.

(6)         Computed as a percent of product revenues and excludes depreciation expense.

(7)         $2.5 million of professional fees related to the sale of the Hair Restoration Centers and were previously included within our Unallocated Corporate Segment have been included in the Hair Restoration Centers Adjustment.

REGIS CORPORATION

 Reconciliation of reported U.S. GAAP net loss to Adjusted EBITDA, a non-GAAP financial measure

(Dollars in thousands)

(unaudited)

Adjusted EBITDA

EBITDA represents U.S. GAAP net loss for the respective period excluding interest expense, income taxes and depreciation and amortization expense. The Company defines adjusted EBITDA, as EBITDA excluding equity in (loss) income of affiliated companies, and identified items impacting comparability for each respective period. For the twelve months ended June 30, 2012 and 2011, the items impacting comparability consisted of the items identified in the non-GAAP reconciling items for the twelve months ended June 30, 2012 and 2011. The impact of the income tax provision adjustments associated with the above items and the accelerated depreciation related to our point-of-sale system are already included in the U.S. GAAP reported net loss income to EBITDA reconciliation, therefore there is no adjustment needed for the reconciliation from EBITDA to operational EBITDA. The impact of the impairment and discrete charges recorded by EEG, the MY Style impairment and the net Provalliance impairment and gain for the settlement of a portion of the Provalliance equity put is already included by excluding the impact of the Company’s equity in (loss) income of affiliated companies, net of taxes, as reported.

	Twelve Months Ended
	June 30, 2012	June 30, 2011
Consolidated reported net loss, as reported (U.S. GAAP)	$(114,093)	$(8,905)
Interest expense, as reported	28,245	34,388
Income taxes, as reported	(5,279)	(9,496)
Depreciation and amortization, as reported	118,071	105,109
EBITDA (as defined above)	$26,944	$121,096

Hair Restoration Centers Adjustments (1):
Interest expense	—	(14)
Income taxes	849	(6,837)
Depreciation and amortization	(13,101)	(12,958)
EBITDA (Hair Restoration Centers operations presented as discontinued operations)	$14,692	$101,287

Equity in loss (income) of affiliated companies, net of income taxes (2)	30,858	(6,661)
Senior management restructuring and severance charges	9,810	4,299
Professional fees	2,413	—
Field restructure and other	2,807	—
Deferred compensation	1,808	—
Self-insurance reserve adjustments	862	1,185
Pure Beauty note receivable (recovery) reserve	(805)	31,227
Legal settlements	(1,098)	2,433
Goodwill impairment (1)	67,684	74,100
Sales and use tax audit accrual adjustment	—	(1,748)
Strategic alternative costs	—	1,253
Loss (income) from discontinued operations, net of taxes (1)	62,351	(12,034)
Adjusted EBITDA, non-GAAP financial measure	$191,382	$195,341

(1)         As of September 30, 2012, the Company classified the results of operations of the Hair Restoration Centers as discontinued operations.  All periods presented reflect the Hair Restoration Centers operations as discontinued operations.

(2)         The Company’s 50.0 percent interest in Hair Club for Men, Ltd. is included in the sale of the Hair Restoration Centers and is included in the presentation of discontinued operations.

REGIS CORPORATION’S SAME-STORE SALES

Reconciliation of reported U.S. GAAP revenue change to same-store sales
(unaudited)

	Twelve Months Ended June 30,
	2012	2011
Revenue decline, as reported (U.S. GAAP)	(2.7)%	(1.6)%
Effect of acquisitions	(0.7)	(1.1)
Effect of new stores and conversions	(1.3)	(0.6)
Effect of franchise revenues	—	—
Effect of foreign currency	—	(0.5)
Effect of closed salons	2.3	1.6
Other	(1.1)	0.3
Same-store sales, non-GAAP	(3.5)%	(1.9)%

- end -